Exhibit 23.4

CONSENT OF WOOD CANADA LIMITED

I, Greg Gosson, on behalf of Wood Canada Limited, formerly known as AMEC Americas Limited (“Wood”), consent to the inclusion in this Annual Report on Form 10-K of NovaGold Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to Wood’s name and to the use of the technical report titled “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on Second Updated Feasibility Study” effective November 18, 2011, amended January 20, 2012 (the “Technical Report”), and the information derived from the Technical Report.

I also consent to the incorporation by reference in NovaGold Resources Inc.’s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630 and 333-197648) of the references to Wood’s name and the use of the Technical Report and the information derived from the Technical Report which are included in the Annual Report on Form 10-K.

Dated this 22nd day of January, 2020

On behalf of Wood Canada Limited

By:         /s/ Greg Gosson

Name:    Greg Gosson

Title:      Manager, Consulting Canada